Exhibit 99.1

Safety Shot, Inc. to Become Bonk, Inc., to Trade on Nasdaq Under New Ticker Symbol “BNKK”

Rebranding Solidifies Company’s Full Strategic Transformation into the Premier Public Vehicle for the BONK Ecosystem

SCOTTSDALE, AZ – October 9, 2025 (GLOBE NEWSWIRE) – Safety Shot, Inc. (Nasdaq: SHOT) (the “Company”) today announced that it has changed its corporate name to Bonk, Inc. to reflect its new strategic direction as a leader at the intersection of public markets and the digital asset ecosystem.

The Company will begin trading on the Nasdaq Capital Market under its new name and the new ticker symbol “BNKK” at the open of trading on Friday, October 10, 2025.

This rebranding completes the Company’s strategic pivot to align fully with the multi-billion dollar BONK ecosystem. The transformation has been driven by the acquisition of a recurring revenue sharing interest in the highly profitable memecoin launchpad, letsBONK.fun, and the subsequent building of a formidable treasury of BONK tokens. The Company’s new name as Bonk, Inc., is a direct reflection of its core mission: to build shareholder value by leveraging its unique position as the public market proxy for the growth and success of the BONK community.

“This is a momentous occasion for our company and its shareholders,” said Jarrett Boon, CEO. “The name change to Bonk, Inc. and our new ticker symbol ‘BNKK’ is the final and most visible step in our transformation. Our new name is a clear declaration of our strategy: to build the world’s leading digital asset treasury by leveraging our revenue sharing interest and our deep integration with the BONK ecosystem. We believe this new, focused direction provides a direct and compelling path to unlocking significant long-term shareholder value.”

Mitchell Rudy (a.k.a. Nom), a BONK core contributor and board member, added, “Today, the BONK ecosystem officially has a home in the public markets. The Company’s transformation into Bonk, Inc. creates a first-of-its-kind vehicle that allows public investors to participate directly in the success of one of the most vibrant communities in DeFi. The revenue streams from letsBONK.fun and the active management of our growing BONK treasury are the engines that will drive value for Bonk, Inc. We are incredibly excited to build this new future with our shareholders.”

The Company’s CUSIP numbers for its common stock (48208F105) and warrants (48208F113) will remain unchanged. No action is required by the Company’s stockholders with respect to the name and ticker symbol change.

About Safety Shot, Inc. Safety Shot, Inc. (Nasdaq: SHOT), is a company evolving bridge the gap between traditional public markets and the digital asset ecosystem. Following its strategic integration with letsBONK.fun, the Company is executing a new strategy focused on acquiring revenue-generating assets within the DeFi space to build a robust treasury of digital assets. The Company’s beverage division holds the patented Sure Shot beverage, designed to rapidly reduce blood alcohol content as well as Yerbaé’s plant-based, energy beverage.

Investor Relations: Phone: 561-244-7100 Email: investors@drinksafetyshot.com

Forward-Looking Statements: This press release contains forward-looking statements. Such statements are subject to risks and uncertainties, many of which are outside of the Company’s control, and actual results could differ materially. Factors that could cause or contribute to such differences include, but are not limited to, the performance of BONK tokens, the successful integration and operational success with letsBONK.fun, the ability to execute on the Company’s treasury strategy, and other risks detailed in Safety Shot’s filings with the Securities and Exchange Commission.